EMPIRE STATE REALTY TRUST PROVIDES BUSINESS UPDATE
- Acquires Manhattan Multifamily Asset for $115 Million –
- Closed on Sale of Non-Core Office Asset for $42 Million –
- Update on Observatory, Balance Sheet Recycling, and Share Repurchases -

New York, New York, December 21, 2022 – Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), is a REIT that owns and manages office, retail and multifamily assets in Manhattan and the greater New York metropolitan area. ESRT owns the Empire State Building, the World’s Most Famous Building, and Tripadvisor’s 2022 Travelers’ Choice Best of the Best Awards #1 attraction in the U.S. and #3 attraction in the world, the newly reimagined and iconic Empire State Building Observatory. Today, the Company provided the following update on its business operations.

Capital Recycling Transactions

Acquisition of multifamily asset in Manhattan:
On December 20, 2022, the Company closed on the acquisition of a 100% free-market, full-service rental apartment asset located at 298 Mulberry Street for $115 million. 298 Mulberry Street is located at the intersection of East Houston Street and Mulberry Street, walking distance to New York University’s campus in the NoHo neighborhood of Manhattan. In addition to the 96 residential units, the property also contains retail space leased to CVS and a garage. The acquisition will be funded by proceeds from recent and future non-core asset dispositions and cash from the Company’s balance sheet.

“298 Mulberry Street expands our multifamily portfolio with a property that is 100% free-market, in a great submarket, with opportunity for future rent growth,” stated Anthony E. Malkin, Empire State Realty Trust’s Chairman, President and Chief Executive Officer. “The acquisition is consistent with our previously stated plan to recycle our balance sheet and add well-located NYC multifamily assets.”

CVS pharmacy
minute clinic
CVS pharmacy

298
CVS pharmacy
PARK

Disposition of Greater New York Metro office assets:

On December 8, 2022, the Company closed on the previously announced disposition of its 12-story office building at 10 Bank Street in White Plains, New York, for $42 million. The $30.1 million mortgage debt on the property was assumed by the buyer.

As previously announced, the Company entered into an agreement to sell 500 Mamaroneck Avenue in Harrison, NY for $53 million. This transaction is expected to close in the first quarter of 2023, subject to customary closing conditions.

The proceeds from the sales of 10 Bank Street and 500 Mamaroneck will be applied to the purchase of 298 Mulberry in a 1031, tax deferred exchange. The Company has an obligation to provide tax protection to certain investors who contributed 10 Bank Street to ESRT at the Company’s formation, and no tax protection payment will be triggered by the sale.

“As part of our strategy to recycle capital with an objective to maximize shareholder value, we identified non-core assets to sell in our Greater New York Metro Area portfolio where we have executed on our business plans for the assets. We are pleased to unlock value and recycle capital in a tax-efficient manner into assets which are aligned with our objectives for cash flow growth and shareholder value enhancement,” said Christina Chiu, Executive Vice President, Chief Operating Officer & Chief Financial Officer of Empire State Realty Trust.

Observatory Update

October and November 2022 attendance met our hypothetical target of approximately 66% of 2019 comparable attendance period. December 2022 attendance to-date is 95% of 2019 comparable attendance period.

Share Repurchase Activity Update

In the fourth quarter to-date through December 20th, 2022, the Company repurchased $4.4 million of its common stock at a weighted average price of $6.67. This brings the cumulative total to $277.4 million at a weighted average price of $8.34, which represents approximately 11% of the total shares outstanding as of March 5, 2020, the date our share buyback program began.

Updated Investor Presentation

The Company has posted on the “Investors” section of its website (www.esrtreit.com) the latest investor presentation, which contains additional details on the business updates referenced herein.

About Empire State Realty Trust
Empire State Realty Trust, Inc. (NYSE: ESRT) is a REIT that owns and manages office, retail and multifamily assets in Manhattan and the greater New York metropolitan area. ESRT owns the Empire State Building, the World's Most Famous Building, and Tripadvisor's 2022 Travelers' Choice Best of the Best Awards #1 attraction in the U.S. and #3 attraction in the world, the newly reimagined and iconic Empire State Building Observatory. The company is a leader in healthy buildings, energy efficiency, and indoor environmental quality and has the lowest greenhouse gas emissions per square foot of any publicly traded REIT portfolio in New York City. As of September 30, 2022, ESRT's portfolio is comprised of approximately 9.2 million rentable square feet of office space, 700,000 rentable square feet of retail space and 625 residential units across two multifamily properties. More information about Empire State Realty Trust can be found at esrtreit.com and by following ESRT on Facebook, Instagram, Twitter and LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by use of words such as “assumes,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects” or the negative of these words or similar words or expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond ESRT’s control and could materially affect actual results, performance or achievements. Such factors and risks include, without limitation, the public health crisis and economic disruption from the COVID-19 pandemic, a failure of conditions or performance regarding any event or transaction described above, regulatory changes, and other risks and uncertainties described from time to time in ESRT’s and ESROP’s filings with the SEC, including those set forth in each of ESRT’s and ESROP’s Annual Report on Form 10-K for the year ended December 31, 2021 under the heading “Risk Factors.” Except as may be required by law, ESRT and ESROP do not undertake a duty to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:
Investors
Empire State Realty Trust Investor Relations
(212) 850-2678
IR@esrtreit.com
Category: FINANCIAL
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